Exhibit 99.1

For Release at 1:05 p.m. PDT

07/26/12

Iteris Reports First Quarter Revenue Growth of 17% to $16.3 Million

— First Quarter Highlights Include Strong Consulting Backlog and Increased Operating Income —

SANTA ANA, Calif. — July 26, 2012 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal first quarter ended June 30, 2012.

Fiscal Q1 2013 Financial Highlights vs. Same Year-Ago Quarter

•            Total revenues increased 17% to $16.3 million

•            Transportation Systems revenues up 19% to $8.3 million

•            Operating income increased to $903,000 from $298,000

•            Net income increased to $676,000 or $0.02 per share, compared to net income of $97,000 or $0.00 per share

•            Total bank debt reduced to zero compared to $2.5 million

“The momentum we established in 2012 has carried into the first quarter of fiscal 2013, demonstrated by our year-over-year double-digit revenue growth and strong sequential growth,” said Abbas Mohaddes, president and CEO of Iteris. “In fact, the first quarter’s results represented our fifth quarter of sequential revenue growth and the fourth consecutive quarter of double-digit year-over-year revenue growth.

“These results support our belief that we are focusing on the right segments within the Intelligent Traffic Management market and our strategy to address these fast growing segments is sound. This belief was further supported by our signing of $10.7 million in contract awards during the quarter. Equally important, our operating income improved substantially both year-over-year and sequentially.”

Fiscal Q1 2013 Financial Results

Total revenues for the fiscal first quarter of 2013 increased 17% to $16.3 million, compared to $13.9 million in the year-ago quarter and was primarily attributed to a 19% increase in Transportation Systems revenues and to a lesser extent, a 4% increase in Roadway Sensors net sales. Organic growth represented 12% of the increase in total revenues. Approximately 5% of the increase in total revenues was attributable to the acquisition of Berkeley Transportation Systems (BTS) in November 2011.

Gross margin in the fiscal first quarter was 38.4% or $6.3 million, compared to 42.2% or $5.9 million in the year-ago quarter. The decrease in gross margin percentage was primarily a result of the sales mix more heavily weighted toward lower margin Transportation Systems revenues.

Operating expenses decreased 4% to $5.4 million in the fiscal first quarter from $5.6 million in the year-ago quarter. Included in operating expenses in the fiscal first quarter is a $334,000 gain as a result of changes in the fair value of contingent consideration recorded in connection with the acquisitions of BTS and Meridian Environmental Technologies (MET).

Operating income in the fiscal first quarter was $903,000, compared to $298,000 in the year-ago quarter. Net income increased to $676,000 or $0.02 per share in the first quarter, compared to net income of $97,000 or $0.00 per share in the year-ago quarter.

During the fiscal first quarter, Iteris repurchased approximately 308,000 shares of its common stock, bringing the total to 882,000 shares repurchased since the $3 million share repurchase program was initiated in August 2011.  As of June 30, 2012, the company has spent approximately $1.2 million to acquire its shares through the stock buy-back program.

Cash was $18.5 million at June 30, 2012, compared to $18.7 million at March 31, 2012. The decrease was primarily due to paying down the company’s remaining term debt of $634,000.

Fiscal Q1 2013 Operational Highlights

•            Signed $10.7 million in new contracts, net, bringing contract backlog to $33.4 million as of June 30, 2012, which included MET backlog of $3.7 million and BTS backlog of $2.5 million.  This compares to $31.8 million as of March 31, 2012.

•            Awarded a $12.4 million contract for the National Intelligent Transportation Systems (ITS) Architecture Evolution and Support Program.

•            Awarded a $1.4 million contract for ITS Integration Services from the City of Oxnard, California.

•            Awarded a $2.5 million contract by the Abu Dhabi Department of Transport for the design, implementation, operation, and maintenance of the first integrated travel information and navigation services system in the Middle East.

Outlook, Market Drivers and Trends

Earlier this month, Congress passed the new Federal Highway Bill, providing an estimated $105 billion in federal funding for highway, transit, safety, and related transportation programs through September 2014.

“We are encouraged and enthusiastic about the new legislation, since it calls for ITS technology to enhance the overall return on investment for much needed transportation and traffic congestion projects,” commented Mohaddes. “As such, the funding allows government agencies to include ITS technologies in infrastructure projects to enhance their traffic management systems. Naturally, we believe this will directly benefit Iteris, both in our services and product offerings, and we expect to begin generating revenues from related opportunities within the next few quarters.”

The company recently announced that it appointed an experienced software industry veteran, Tom Blair, to the new position of senior vice president of its iPerform™ group. The group plans to focus on cloud-based and on-premise analytics solutions and is on schedule for a second fiscal quarter launch of IterisPeMS — a state-of-the-art software solution that fuses large amounts of data to provide world-class traffic analytics, prediction, and visualization solutions.

“We see a burgeoning market developing for performance-based software solutions like IterisPeMS,” continued Mohaddes. “With Tom’s leadership and the tremendous advancements made by our software development team, we believe we’re positioned at the forefront of this greenfield opportunity. In fact, beginning this quarter, we have instituted segment reporting for this group, underscoring the opportunity and especially the expected higher margin structure when compared to our base business.

“Turning to our Roadway Sensors segment, we plan to focus on international distribution channel expansion, and expect to continue to refine the products that address these markets, notably our Abacus® and Pico™ products. Domestically, we expect our hybrid vehicle detection system, Vantage Vector™, to be a powerful and cost-effective solution for many special applications and adaptive traffic control system and I am pleased with Vectors market acceptance since its release in March 2012.  Finally, Roadway Sensors ended the quarter with a backlog of over $3.1 million.

“Overall, I am encouraged by our recent operational and financial performance, the passage of a long-term Federal Highway Bill and especially our progress in key growth areas of the market. These positive factors should fuel growth for Iteris through the fiscal year and beyond, while providing continued value creation for our shareholders.”

Conference Call

Iteris will conduct a conference call later today (July 26, 2012) at 4:30 p.m. ET (1:30 p.m. PT) to discuss its fiscal first quarter results.

Iteris CEO Abbas Mohaddes and CFO Jim Miele will host the call, followed by a question-and-answer period.

To participate by phone, dial 1-877-941-8416 prior to the start time and provide the operator conference ID 4551881.

To listen to the live webcast, please visit the investor relations section of the Iteris website at: www.iteris.com.

If you have any difficulty connecting to the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A telephone replay of the call will also be available after 7:30 p.m. ET by dialing 1-877-870-5176 and entering replay pin number 4551881. The telephone and webcast replay will be available until August 9, 2012.

About Iteris, Inc.

Iteris, Inc. is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management and predictive traffic analytics, and improve the safety of surface transportation systems. By combining its patented products, decades of expertise in traffic management, and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers worldwide. The firm is headquartered in Santa Ana, California with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com.  Also visit us on Facebook, Twitter, and You Tube.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This earnings release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, the Company’s expansion and business strategies and anticipated growth opportunities, the impact and success of new product introductions and acquisitions, statements about our future performance, growth, operating results, financial condition and prospects, and the market demand for and acceptance of our products, technologies, and services.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local government budgetary issues, as well as constraints and budget delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the newly passed Federal

Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully develop, market, and sell software-based solutions, specifically our IterisPeMS software; our ability to successfully indentify, complete, and integrate acquisitions of products, technologies, and companies; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	March 31,
	2012	2012
	(unaudited)
ASSETS:

Cash	$18,546	$18,701
Trade accounts receivable, net	10,211	11,081
Costs and estimated earnings in excess of billings on uncompleted contracts	5,642	5,360
Inventories	2,370	2,454
Prepaid expenses and other current assets	751	425
Deferred income taxes	9,306	9,665
Property and equipment, net	1,838	1,948
Goodwill	17,318	17,318
Intangible and other assets, net	2,684	2,788

Total assets	$68,666	$69,740

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Accounts payable and other liabilities	$12,767	$13,634
Term debt	—	634
Total liabilities	12,767	14,268

Total stockholders’ equity	55,899	55,472

Total liabilities and stockholders’ equity	$68,666	$69,740

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2012	2011

Total revenues	$16,304	$13,892
Cost of revenues	10,040	8,023
Gross profit	6,264	5,869

Operating expenses:
Selling, general and administrative	4,901	4,701
Research and development	633	753
Amortization of intangible assets	161	100
Change in fair value of contingent acquisition consideration	(334)	17
Total operating expenses	5,361	5,571
Operating income	903	298
Non-operating income (expense):
Other income, net	5	3
Interest expense, net	(5)	(29)
Income from continuing operations before income taxes	903	272
Provision for income taxes	(314)	(116)
Income from continuing operations	589	156
Gain on sale of discontinued operation, net of tax	87	—
Loss from discontinued operation, net of tax	—	(59)
Net income	$676	$97

Income per share from continuing operations - basic and diluted	$0.02	$0.00
Gain per share from sale of discontinued operation - basic and diluted	$0.00	$0.00
Loss per share from discontinued operation - basic and diluted	$—	$(0.00)
Net income per share - basic and diluted	$0.02	$0.00

Shares used in basic per share calculations	33,809	34,365
Shares used in diluted per share calculations	33,863	34,559

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Three Months Ended June 30, 2012
Total revenues	$7,184	$8,330	$790	$16,304

Segment operating income (loss)	$1,392	$839	$(34)	$2,197
Corporate and other income (expense), net				(1,294)
Operating income				$903

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Three Months Ended June 30, 2011 *
Total revenues	$6,895	$6,997	$—	$13,892

Segment operating income	$1,540	$610	$—	$2,150
Corporate and other income (expense), net				(1,852)
Operating income				$298

* Segment information has been restated to conform with current year presentation